Exhibit 10.2

Merisant Company 2 SARL
Avenue Jean-Jacques Rousseau 7
2000 Neuchatel
Switzerland

February 11, 2020

Albert Manzone
Dorfstrasse 3
Ch-8802 Kilchberg
Dear Albert:
I write to memorialize changes to your offer letter dated January 25, 2016 (“Offer Letter”), which was amended on July 1, 2017 (“Amendment”), in a November 4, 2018 letter (“2018 Amendment Letter”), in a June 10, 2019 letter (“3rd Amendment”), in a July 23, 2019 letter (“4th Amendment”), and in a September 9, 2019 letter (“5th Amendment”). This amendment dated February 11, 2020 (“6th Amendment”) will become effective on February 11, 2020, and except as otherwise provided herein, the terms of the Offer Letter, Amendment, 2018 Amendment Letter, and the 3rd Amendment will remain in full force and effect. Capitalized terms used but not defined herein shall have the meaning set forth in the Offer Letter, the Amendment, or the 3rd Amendment as applicable (if, in the event of a conflict, the meaning set forth in the Offer Letter shall govern).
The change in the above-referenced documents is as follows:

1)Effective February 11, 2020, section (1) of the 3rd Amendment, which replaced the first paragraph of Exhibit B              to the Amendment, is hereby struck in its entirety and replaced with the following:
Flavors Holdings Inc. (the “Company”) would like to reward your continued future service as an employee, officer or director of the Company, the Employer, or any subsidiary or affiliate thereof (collectively “Employee”), by granting you the right to earn a one-time bonus payable in connection with a future Company Sale. Specifically, if you continue to remain an Employee through the closing date of the Company Sale, the Employer or a subsidiary shall pay you a one-time cash bonus equal to $3,425,000 (the “Transaction Bonus”) on or within five days following the closing date of such Company Sale. Notwithstanding the foregoing if a Company Sale is not consummated on or prior to December 31, 2020, then this Exhibit B letter agreement (the “Agreement”) shall terminate without any payment of the Transaction Bonus. For the avoidance of doubt, you shall only be entitled to the Transaction Bonus on the first occurrence of a Company Sale and not on any subsequent Company Sale. If you are still employed and in good standing and have not given notice of your resignation of employment, you shall be paid a one-time retention bonus of $500,000 on June 30, 2020 (the “Retention Bonus”) provided that the amount of the Retention Bonus paid, if any, shall reduce dollar for dollar the amount of the Transaction Bonus. For the avoidance of doubt, this Retention Bonus and Transaction Bonus obligation does not transfer to the buyer in the event of a Company Sale.
We look forward to continuing our mutually beneficial relationship.
Very truly yours,
By:
Paul G. Savas
Please indicate your acceptance of this 3rd Amendment by signing in the space below and returning the signed original amendment to me.

Accepted:	/s/ Albert Manzone	Date:	February 11, 2020